CONFIDENTIAL SEPARATION AGREEMENT

THIS AGREEMENT (the “Agreement”) is entered into as of the Effective Date, as defined in Paragraph 6 hereof, by and between Advaxis, Inc. (the “Company”) and Daniel J. O’Connor (“Executive”). Together, the Company and Executive may be referred to hereinafter as the “Parties”.

In consideration of the payments, covenants and releases described below, and in consideration of other good and valuable consideration, the receipt and sufficiency of all of which is hereby acknowledged, the Company and Executive agree as follows:

1. Separation from Employment. Executive hereby confirms his resignation as President and Chief Executive Officer and a member of the board of directors of the Company and from all other positions within the Company and all of its subsidiaries, effective July 6, 2017 (the “Termination Date”). Executive will not be expected to perform any services for the Company between the date he signs this Agreement and the Effective Date, except that Executive will make himself available during this period as reasonably requested by the Company, without any additional compensation, to assist with the conclusion of his employment and the transition of his job duties.

2. Separation Obligations of the Company. In consideration of Executive’s promises contained in this Agreement, the Company agrees as follows:

a. Severance Pay. The Company will pay to Executive (i) a lump sum of Two Hundred and Eighty Thousand Dollars ($280,000), less withholding for taxes and other similar items, payable upon the expiration of the Revocation Period (as defined in Paragraph 6 below) and (ii) a total gross amount of Five Hundred and Sixty Thousand Dollars ($560,000), less withholding for taxes and other similar items (the “Severance Pay”) to be paid in equal monthly installments beginning on the first business day of the month following the Termination Date and continuing for 12 months thereafter provided Executive properly executes and does not revoke this Agreement.

b. Reimbursement of COBRA Premiums. If Executive elects to continue participation in any group medical plan benefits to which Executive and/or Executive’s eligible dependents would be entitled under Section 4980B of the Internal Revenue Code (COBRA), then for a period not to exceed twelve (12) months (the “Health Benefits Continuation Period”), the Company shall pay to the insurer of the Company’s medical plan (or to the Executive if the insurer will not accept partial payment from the Company) a monthly amount equal to the Company paid portion of health benefit premiums as if Executive was actively employed; provided, however, that (i) that if Executive becomes eligible to receive group health benefits under a program of a subsequent employer or otherwise (including coverage available to Executive’s spouse), or if Executive otherwise ceases to be eligible for COBRA continuation coverage, the Company’s obligation to pay the cost of health coverage as described herein shall cease; and (ii) the Health Benefits Continuation Period shall run concurrently with any period for which Executive is eligible to elect health coverage under COBRA.

Employee Initials: ______

Company Initials: ______

c. Pro-Rated Bonus. Within forty-five (45) days of his Termination Date, the Company shall pay Executive a lump sum amount equal to Executive’s 2017 target Bonus Percentage, multiplied by Executive’s current Base Salary, as further reduced to a pro-rated amount based on the number of days Executive was employed during the year, less any applicable deductions or withholdings.

d. Acceleration of Vesting. The Parties agree that Exhibit A to this Agreement accurately reflects all outstanding awards of stock options (“Options”) and restricted stock units (“RSUs”) held by Executive as of the Effective Date. As of the Effective Date, (i) all of Executive’s Options shall become vested and exercisable in full and shall remain outstanding and exercisable until July 5, 2021, and (ii) all of Executive’s RSUs shall become vested and shall be settled in shares of Company common stock. The Company agrees that tax withholding requirements with respect to Options or RSUs may be satisfied by withholding from the shares of Common Stock to be distributed shares having a fair market value on the date of withholding equal to the minimum amount required to be withheld by the Company for tax purposes.

e. Other Stock. The Company shall issue all Common Stock earned by the Executive, if any, within four (4) business days of the Termination Date and will remove all restrictive legends on shares held by Executive that qualify for such treatment within ten (10) days of presentation of such shares to the Company’s transfer agent.

f. Other Payments and Obligations.

(i)	The Company will pay Executive for all accrued and unused vacation days that have accrued as of the Termination Date as well as reimbursement for expenses for which expense reports have been provided to the Company prior to the Effective Date, all in accordance with Company policies.

(ii)	The Company will continue the financial consultation provided by Ayco for 12 months from the Effective Date on the same basis as currently provided to the Executive.

(iii)	The Company will cooperate in transferring ownership to Executive of any insurance policies paid for by the Company on the Executive’s behalf as of the Termination Date.

g. Representations by the Company. The Company represents that as of the date the Company executes this Agreement: (i) the Management Team of the Company (as defined in Paragraph 10 below) is not aware of any facts that would reasonably form the basis of any legal claim against Executive by the Company; (ii) the Company does not have a present intention of pursuing a lawsuit or other legal action against Executive; and (iii) there is no negative information about Executive contained in his Company personnel file.

h. Neutral Reference. To the extent that any future potential employer of Executive seeks a reference from the Company regarding Executive, Executive shall direct such potential employer to contact the Company’s Human Resource department, and in response to such inquiry, the Company will provide only Executive’s dates of employment and job title with the Company.

Employee Initials: ______

Company Initials: ______

The Company’s obligation to provide the payments and benefits set forth in this Paragraph 2 is expressly contingent on Executive executing and not revoking this Agreement pursuant to Paragraph 6 below. The Company’s obligation to make the payment set forth herein shall cease upon Executive’s breach of any of his continuing contractual obligations to the Company.

3. General Release of Claims and Covenant Not To Sue.

a. General Release of Claims. In consideration of the payments made to him by the Company and the promises contained in this Agreement, Executive on behalf of himself and his agents and successors in interest, hereby UNCONDITIONALLY RELEASES AND DISCHARGES the Company, its successors, subsidiaries, parent companies, assigns, joint ventures, and affiliated companies and their respective agents, legal representatives, shareholders, attorneys, employees, members, managers, officers and directors (collectively, the “Releasees”) from ALL CLAIMS, LIABILITIES, DEMANDS AND CAUSES OF ACTION which he may by law release, as well as all contractual obligations not expressly set forth in this Agreement, whether known or unknown, fixed or contingent, that he may have or claim to have against any Releasee for any reason as of the date of execution of this Agreement. This Release and Covenant Not To Sue includes, but is not limited to, claims arising under federal, state or local laws prohibiting employment discrimination; claims arising under severance plans and contracts; and claims growing out of any legal restrictions on the Company’s rights to terminate its employees or to take any other employment action, whether statutory, contractual or arising under common law or case law. Executive specifically acknowledges and agrees that he is releasing any and all rights under federal, state and local employment laws including without limitation the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Americans With Disabilities Act, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, the anti-retaliation provisions of the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Equal Pay Act, the Occupational Safety and Health Act, the Worker Adjustment and Retraining Notification Act, the Employee Polygraph Protection Act, the Fair Credit Reporting Act, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Family Leave Act, and any and all other local, state, and federal law claims arising under statute or common law. It is agreed that this is a general release and it is to be broadly construed as a release of all claims, except those that cannot be released by law.

b. Covenant Not to Sue. Except as expressly set forth in Paragraph 5 below, Executive further hereby AGREES NOT TO FILE A LAWSUIT or other legal claim or charge to assert against any of the Releasees any claim released by this Agreement.

c. Acknowledgement Regarding Payments and Benefits. Executive acknowledges and agrees that he has been paid all wages and accrued benefits to which he is entitled through the date of execution of this Agreement. Other than the payments set forth in this Agreement, the Parties agree that the Company owes no additional amounts to Executive for wages, back pay, severance pay, bonuses, damages, accrued vacation, benefits, insurance, sick leave, other leave, or any other reason.

Employee Initials: ______

Company Initials: ______

d. Other Representations and Acknowledgements. This Agreement is intended to and does settle and resolve all claims of any nature that Executive might have against the Company arising out of their employment relationship or the termination of employment or relating to any other matter, except those that cannot be released by law. By signing this Agreement, Executive acknowledges that he is doing so knowingly and voluntarily, that he understands that he may be releasing claims he may not know about, and that he is waiving all rights he may have had under any law that is intended to protect him from waiving unknown claims. Executive warrants that he has not filed any notices, claims, complaints, charges, or lawsuits of any kind whatsoever against the Company or any of the Releasees as of the date of execution of this Agreement. This Agreement shall not in any way be construed as an admission by the Company or any of the Releasees of wrongdoing or liability or that Executive has any rights against the Company or any of the Releasees. Executive represents and agrees that he has not transferred or assigned, to any person or entity, any claim that he is releasing in this Paragraph 3.

4. Protected Rights. Executive understands that nothing contained in this Agreement limits his ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Executive further understands that this Agreement does not limit his ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies in connection with any charge or complaint, whether filed by Executive, on his behalf, or by any other individual. However, based on Executive’s release of claims set forth in Paragraph 3 of this Agreement, Executive understands that he is releasing all claims that he may have, as well as, to the extent permitted by applicable law, his right to recover monetary damages or obtain other relief that is personal to Executive in connection with any claim he is releasing under this Agreement.

5. Acknowledgment. The Company hereby advises Executive to consult with an attorney prior to executing this Agreement and Executive acknowledges and agrees that the Company has advised, and hereby does advise, him of his opportunity to consult an attorney or other advisor and has not in any way discouraged him from doing so. Executive expressly acknowledges and agrees that he has been offered at least twenty-one (21) days to consider this Agreement before signing it, that he has read this Agreement and Release carefully, that he has had sufficient time and opportunity to consult with an attorney or other advisor of his choosing concerning the execution of this Agreement. Executive acknowledges and agrees that he fully understands that the Agreement is final and binding, that it contains a full release of all claims and potential claims, and that the only promises or representations he has relied upon in signing this Agreement are those specifically contained in the Agreement itself. Executive acknowledges and agrees that he is signing this Agreement voluntarily, with the full intent of releasing the Company from all claims covered by Paragraph 3.

6. Revocation and Effective Date. The Parties agree Executive may revoke the Agreement at will within seven (7) days after he executes the Agreement (the “Revocation Period”) by giving written notice of revocation to Company. Such notice must be delivered to Sara Bonstein, and must actually be received by her at or before the above-referenced seven-day deadline. The Agreement may not be revoked after the expiration of the seven-day deadline. In the event that Executive revokes the Agreement within the Revocation Period, this Agreement shall not be effective or enforceable, and all rights and obligations hereunder shall be void and of no effect. Assuming that Executive does not revoke this Agreement within the Revocation Period, the effective date of this Agreement (the “Effective Date”) shall be the eighth (8th) day after the day on which Executive executes this Agreement.

Employee Initials: ______

Company Initials: ______

7. Return of Materials. In further consideration of the promises and payments made by the Company hereunder, Executive agrees that on or before the Termination Date, he will return all documents, confidential information, other information, materials, equipment (including, but not limited to, cell phones, pagers, laptops, computers, or other personal computing devices) and other things in his possession or control provided to him by the Company, created during his employment with the Company or otherwise relating to or belonging to the Company, without retaining or providing to anyone else copies, summaries, excerpts, portions or other representations thereof. To the extent that Executive has electronic files or information in his possession or control that relate to or belong to the Company or contain confidential information belonging to the Company (specifically including but not limited to electronic files or information stored on personal computers, mobile devices, electronic media, or in cloud storage), Executive agrees that he will immediately, and before receiving payment under this Agreement: (a) provide the Company with an electronic copy of all of such files or information (in an electronic format that readily accessible by the Company); (b) after doing so, delete all such files and information, including all copies and derivatives thereof, from all non-Company-owned computers, mobile devices, electronic media, cloud storage, or other media, devices, or equipment, such that such files and information are permanently deleted and irretrievable; and (c) provide a written certification to the Company that the required deletions have been completed and specifying the files and information deleted and the media source from which they were deleted.

8. Termination of Employment Agreement; Survival of Restrictive Covenants. Executive acknowledges and agrees that the Employment Agreement originally executed by the Parties on or about August 19, 2013 (the “Employment Agreement”) and as subsequently amended is hereby terminated, without further action by the Parties, as of the Termination Date and shall be of no further force and effect, and that except as expressly set forth in this Agreement, the Company shall have no continuing obligations to Executive under the Employment Agreement; provided, however, that Sections 5 (Restrictive Covenant), 6 (Confidentiality), and 7 (Works for Hire) of the Employment Agreement and Section 8 (Indemnification) of Amendment No. 3 of his Employment Agreement shall survive and remain in full force and effect in accordance with their terms.

9. Non-Disparagement.

a.	Agreement of Executive. Executive agrees that, except as may be required by law, court order, or a valid request by a Government Agency, he will not, directly or indirectly, make any statement, oral or written, or perform any act or omission which disparages or casts in a negative light the Company, its products, its employees, or any of the Releasees. This Paragraph 9(a) shall not in any way limit any of the Protected Rights contained in Paragraph 5 of this Agreement, or in any way limit Executive’s ability to provide truthful testimony or to a subpoena, court order, or valid request by a Government Agency, or as otherwise required by law.

Employee Initials: ______

Company Initials: ______

b.	Agreement of Company. The Company agrees that, except as may be required by law, court order, or a valid request by a Government Agency, no member of the Board of Directors will, directly or indirectly, make any statement, oral or written, or perform any act or omission which disparages Executive or casts Executive in a negative light. This Paragraph 9(b) shall not in any way limit the ability of the Company or any member of the Board of Directors to provide truthful testimony or information in response to a subpoena, court order, or valid request by a Government Agency, or as otherwise required by law.

10. Final Agreement. This Agreement contains the entire agreement between the Company and Executive with respect to the subject matter hereof, and supersedes all prior agreements between the Parties, except as set forth in Paragraph 8 above. The Parties agree that this Agreement may not be modified except by a written document signed by both Parties. The Parties agree that this Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of New Jersey without giving effect to its conflict of law principles.

12. Waiver. The failure of either party to enforce any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision. Any waiver of any provision of this Agreement must be in a writing signed by the party making such waiver. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

13. Code Section 409A. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder. The tax treatment of the benefits provided under the Agreement is not warranted or guaranteed to Executive, who is responsible for all taxes assessed on any payments made pursuant to this Agreement, whether under Section 409A of the Code or otherwise. Neither the Company nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive as a result of the application of Section 409A of the Code. Executive’s right to receive any installment payments as Severance Pay shall be treated as a right to receive separate and distinct payments for purposes of Section 409A of the Code.

Employee Initials: ______

Company Initials: ______

The Parties hereby signify their agreement to these terms by their signatures below.

EMPLOYEE

/s/ Daniel J. O’Connor
Daniel J. O’Connor

Date:	July 6, 2017

ADVAXIS, INC.

By:	/s/ David Sidransky
David Sidransky,
Chairman of the Board
Date:	July 6, 2017

[Signature Page to Confidential Separation Agreement]

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Company Initials: ______

Exhibit A

O’Connor Outstanding Equity Awards

OPTIONS

# of Units	Strike Price	Revised Expiration Date
8,000	$3.63	July 5, 2021
8,000	$9.38	July 5, 2021
670,000	$13.44	July 5, 2021
450,000	$12.81	July 5, 2021
170,235	$7.71	July 5, 2021

1,306,235                 TOTAL OPTION UNITS

RESTRICTED STOCK UNITS (Gross)

# of Shares	Description of Award
177,102	2017 Performance RSUs
142,996	2017 LTI Award

320,098                 TOTAL RSUs

Employee Initials: ______

Company Initials: ______